Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

Provides 2003 Outlook

BALTIMORE (February 13, 2003) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2002.

Financial Results:

Net broadcast revenues from continuing operations were $189.4 million for the three months ended December 31, 2002, an increase of 16.8% versus the prior year period result of $162.1 million.  Broadcast cash flow from continuing operations (as defined and reconciled below) was $91.7 million in the three-month period, an increase of 31.1% versus the prior year period result of $69.9 million.  After tax cash flow per share (as defined and reconciled below) of $0.71 increased 255.5% from the prior year period result of $0.20.  Net income available to common shareholders was $23.5 million in the three-month period versus the prior year period net loss available to common shareholders of $46.1 million.  Diluted earnings per share was $0.27 versus a diluted loss per share of $0.55 in the prior year period.

Net broadcast revenues from continuing operations were $670.5 million for the twelve months ended December 31, 2002, an increase of 7.5% versus the prior year period result of $623.8 million.  Broadcast cash flow from continuing operations was $293.5 million in the twelve-month period, an increase of 14.9% versus the prior year period result of $255.5 million.  After tax cash flow per share of $1.68 increased 55.6% from the prior year period result of $1.08.  Net loss available to common shareholders was $574.8 million in the twelve-month period versus the prior year period net loss available to common shareholders of $138.1 million.  Diluted loss per share was $6.74 versus a diluted loss per share of $1.64 in the prior year period.   $6.64 of the diluted loss per share in 2002, or $566.4 million, was due to a “cumulative effect of change in accounting principle,” related to the adoption of SFAS No. 142 on January 1, 2002 (see below).

“We continued to see strengthening in the core business during the fourth quarter, even after the significant inflow of political advertising revenues,” commented David Smith, President and CEO of Sinclair.  “Core revenues, excluding political, grew 6.6% in the quarter despite the economy not being in a full recovery and a threat of war looming.   The growth came from both the local and national markets and from all affiliate groups, particularly the non-network affiliates.  Throughout the year, our quarterly revenues, excluding political, grew at successively higher growth rates and that trend appears to be continuing into the first quarter of 2003.”

“Looking forward, 2003 will be a year of investment as we aggressively roll-out our News Central product with the goal of capturing a larger share of the 2004 political revenues and in an effort to further drive our stations’ competitive positions and grow market share.  We will also focus on increasing our sales efforts to convert non-traditional television advertisers to our television stations, a strategy we tested in 2002 and which generated almost $7 million of new business.  We expect to more than double that amount this year.  We eagerly await the FCC’s industry deregulation decisions and expect to participate in potential ensuing transactions.  In addition to strengthening our television portfolio, we will continue to evaluate our capital structure and how best to utilize our cash flow.”

Operating Statistics and Financial Highlights:

•                  Local advertising revenues increased 12.2%, while national advertising revenues increased 22.6% in the quarter versus the fourth quarter 2001.   Excluding political revenues, local advertising revenues were up 6.6%, while national advertising revenues grew 4.9%.  The quarter benefited from higher advertising revenues generated from the automotive, services, restaurants, home products, movies, schools and retail sectors.  Weaker categories included the fast food and soft drinks sectors.   Local revenues, excluding political revenues, represented 58.4% of time sales, as compared to 58.1% for the fourth quarter 2001.

•                  Political advertising revenues were $17.8 million in the quarter as compared to $1.2 million for the fourth quarter 2001.

•                  Net broadcast revenues at our FOX affiliates, which represented 35% of the total, were up 11.5% versus fourth quarter 2001.  Revenues at our WB and UPN groups were up 13.8% and 5.1%, respectively, while our stations affiliated with the traditional networks (ABC, CBS and NBC) were up 28.2% due primarily to political advertising dollars.  On an ex-political basis, net broadcast revenues at our CBS stations were up 5.0%, our ABC stations were up 0.4% and our NBC stations were flat.

•                  Third quarter 2002 market share survey results reflected an increase of our share of the local television advertising market, excluding political, to 19.0% versus 18.9% for the third quarter 2001.

•                  During the November sweeps, television ratings on our stations in the key 18 to 49 demographic during the 5pm to midnight time period, were up 3.6%, outperforming the six networks which were down 6.7% in prime-time.

•                  The Company incurred a $4.9 million extraordinary loss, net of taxes, in the quarter related to the write-down of deferred financing costs associated with the early redemption of the Company’s 9% and 8.75% Senior Subordinated Notes due 2007.

•                  The Company launched its News Central product during the fourth quarter with the sign-on of a 10:00 p.m. newscast on WSMH-TV (FOX 66) in Flint, Michigan.  On February 3, 2003, the Company added an 11:00 p.m. local newscast on its Baltimore station, WBFF-TV (FOX 45), also utilizing the News Central format.  The newly added news is in addition to the station’s early morning and award-winning 10:00 p.m. newscast.  The Company will begin using the News Central content on WUHF-TV (Fox 31) in Rochester and on WLFL-TV (WB 22) in Raleigh in March 2003.

•                  Revenues generated during the Super Bowl, which aired on the ABC network in the first quarter 2003, were $1.2 million as compared to $2.9 million in the first quarter 2002 when the Super Bowl aired on the FOX network.

SFAS No. 142 Effect:

On January 1, 2002, the Company adopted SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets.”  Had we adopted SFAS No. 142 on January 1, 2001, our amortization of intangibles in the fourth quarter 2001 would have been $4.4 million, a $25.1 million decrease to our reported amortization of intangible in the fourth quarter 2001 of $29.5 million.  Our previously reported basic loss per share of $0.55 for the fourth quarter 2001 would have been a basic loss per share of $0.34.  Because the accounting change impacts the deferred tax provision only, there would have been no change to after tax cash flow per share in the fourth quarter 2001.

Also in accordance with SFAS No. 142, we were required to test goodwill for impairment based on estimated fair values as of January 1, 2002.  Our testing reflected that 9 markets and our software/consulting company were impaired by $532.8 million, on a pre-tax basis.  As required under the accounting rules, the write-down, net of taxes, has been recorded as a “Cumulative Effect of Change in Accounting Principle” in the first quarter of 2002.

Balance Sheet Analysis:

The Company’s net debt of $1,546.6 million at December 31, 2002, which is net of $5.3 million in cash, increased by $3.1 million from the net debt of $1,542.9 million at September 30, 2002.  Financial leverage (as defined in the Company’s Senior Bank Credit Facility), calculated by dividing total indebtedness, net of cash and before the HYTOPS, by the 12-month trailing adjusted EBITDA, was 5.46x at December 31, 2002.  As of December 31, 2002, 43.9 million Class A common shares and 41.7 million Class B common shares were outstanding, for a total of 85.6 million common shares outstanding.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the effectiveness of new salespeople, and the other risk factors set forth in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002, and the Company’s reports on Form 10-Q filed with the SEC on May 14, 2002, August 14, 2002 and November 14, 2002.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its first quarter and full year 2003 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“Pacings from both the local and national markets continue to be strong in the first quarter,” commented David Amy, EVP and CFO.  “We are seeing continued advertising strength from the auto, financial, furniture and medical sectors.  In addition, we expect to benefit from the higher ratings generated by the WB network during the 2002 fall season and by FOX’s outstanding performance so far in the February sweeps.  Looking further out into the year, we expect to generate $15 million to $20 million in new, non-traditional television revenues, which should soften the effects of the political cyclicality and, finally, we expect to benefit from our news programming expansions and News Central conversions.  Our outlook for the first quarter and the full year does not take into account the effects of a downturn in the economy or the U.S. going to war, both of which could cause a decline in advertising revenues.”

•                  The Company expects net broadcast revenues for the first quarter to be up 6.6% to 7.1% from first quarter 2002 reported net broadcast revenues of $144.5 million.   On a full year basis, the Company expects net broadcast revenues to be up 3.0% to 3.3% from 2002 reported net broadcast revenues of $670.5 million.

•                  The Company expects television station operating expenses in the first quarter to increase 13.1% to 13.2% and by 9.2% to 9.3% for the year.  This assumes higher promotional costs, particularly for the February sweeps, which had not been promoted last year due to the Olympics, and increases in fringe benefits, insurance, news costs, digital television operating costs and higher sales costs due to the increase in revenues.

•                  The Company expects first quarter program contract amortization to be approximately $29 million and $108 million for the year.

•                  The Company expects first quarter program contract payments to be approximately $26 million and $106 million for the year.

•                  The Company expects corporate overhead of approximately $6 million in the first quarter and $24 million for the year, assuming additional staffing levels for News Central.

•                  The Company expects depreciation on property and equipment to be approximately $12 million in the quarter and $52 million for the year, assuming the capital expenditures assumptions below.

•                  The Company expects amortization of acquired intangibles to be approximately $5 million in the quarter and $19 million for the year.

•                  The Company expects net interest expense to be approximately $31 million in the quarter and $124 million for the year, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company expects subsidiary trust minority interest expense to be approximately $6 million in the quarter and $24 million for the year.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.6 million in the quarter and $10.4 million for the year.

•                  The Company expects a current tax provision from continuing operations of approximately $0.5 million in the quarter and $2 million for the year.

•                  The Company expects total shares outstanding of 86 million.

•                  The Company expects to spend approximately $25 million in capital expenditures in the quarter and $92 million for the year.  This assumes $50 million for the year to be spent on the completion of the digital television roll-out, approximately $10 million for maintenance and repairs, and $32 million for the news expansion program.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter results on Thursday, February 13, 2003, at 5:00 p.m. EST.  After the call, an audio replay will be available at www.sbgi.net under “Conference Call” until 11:59 p.m. EST on February 20, 2003.  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sale of its television station, WTTV-TV in Bloomington, Indiana.  As such, the results from operations of WTTV, net of related income taxes, has been reclassified from income from operations and reflected as net income from discontinued operations in the financial statements for all periods presented in this press release. Please refer to the “Historical Financial Highlights for Continuing Operations,” below for the quarterly results.

SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
REVENUES:
Station broadcast revenues, net of agency commissions	$189,411	$162,130	$670,534	$623,837
Revenues realized from barter arrangements	15,667	14,362	60,911	53,889
Other revenues	1,095	1,529	4,344	6,925
Total revenues	206,173	178,021	735,789	684,651

OPERATING EXPENSES:
Program and production	36,619	34,637	140,060	142,696
Selling, general and administrative	44,007	42,838	169,194	168,798
Expenses realized from barter arrangements	14,069	12,851	54,567	48,159
Amortization of program contract costs and net realizable value adjustments	31,819	37,505	125,264	110,265
Depreciation of property and equipment	11,178	9,353	41,219	37,802
Amortization of acquired intangible broadcast assets and other assets	4,943	29,509	19,456	112,459
Stock based compensation	(162)	(16)	1,399	1,559
Contract termination costs	—	—	—	5,135
Impairment of asset	—	10,600	—	16,075
Restructuring charge	—	343	—	3,700
Total operating expenses	142,473	177,620	551,159	646,648
Operating income	63,700	401	184,630	38,003

OTHER INCOME (EXPENSE):
Interest expense	(30,130)	(35,841)	(126,500)	(143,574)
Subsidiary trust minority interest expense	(5,973)	(5,973)	(23,890)	(23,890)
Interest income	689	538	1,485	2,643
Gain (loss) from equity investments	246	(6,218)	(1,189)	(7,616)
Gain (loss) on asset sales	(184)	(242)	(478)	204
Gain (loss) on derivative instrument	1,249	(10,180)	(30,939)	(32,220)
Other income	203	228	2,100	1,115
Total other expense	(33,900)	(57,688)	(179,411)	(203,338)

Income (loss) before income taxes	29,800	(57,287)	5,219	(165,335)
Benefit (provision) for income taxes	1,218	23,367	(1,369)	51,875
Net income (loss) from continuing operations	31,018	(33,920)	3,850	(113,460)
Income (loss) from discontinued operations, net of taxes	—	(99)	372	(52)
Gain on sale of discontinued operations, net of tax	—	—	7,519	—
Extraordinary loss, net of taxes	(4,885)	(9,511)	(9,831)	(14,210)
Cumulative effect of change in accounting principle, net of taxes	—	—	(566,404)	—
Net income (loss)	$26,133	$(43,530)	$(564,494)	$(127,722)
Preferred stock dividends payable	2,587	2,587	10,350	10,350
Net income (loss) available to common shareholders	$23,546	$(46,117)	$(574,844)	$(138,072)

Basic earnings (loss) per share from continuing operations	$0.33	$(0.43)	$(0.08)	$(1.47)
Basic earnings per share from discontinued operations	$—	$—	$0.09	$—
Basic loss per share from extraordinary item	$(0.06)	$(0.11)	$(0.12)	$(0.17)
Basic loss per share from cumulative effect of change in accounting principle	$—	$—	$(6.64)	$—
Basic earnings (loss) per share available to common	$0.28	$(0.55)	$(6.74)	$(1.64)

Diluted earnings (loss) per share from continuing operations	$0.33	$(0.43)	$(0.08)	$(1.47)
Diluted earnings per share from discontinued operations	$—	$—	$0.09	$—
Diluted loss per share from extraordinary item	$(0.06)	$(0.11)	$(0.12)	$(0.17)
Diluted loss per share from cumulative effect of change in accounting principle	$—	$—	$(6.64)	$—
Diluted earnings (loss) per share available to common	$0.27	$(0.55)	$(6.74)	$(1.64)

Weighted average shares outstanding - no dilution	85,540	84,295	85,337	84,352
Weighted average shares outstanding - assuming dilution	85,766	84,296	85,580	84,624

Historical Quarterly Financial Highlights for Continuing Operations:

(Dollars in millions)

	Q1 2001	Q2 2001	Q3 2001	Q4 2001	FY2001
Net broadcast revenues	$143.5	$170.2	$147.9	$162.1	$623.8

Operating expenses, net of barter	69.2	71.8	67.5	68.4	277.0

Program contract payments	20.9	23.7	22.9	23.8	91.3

Broadcast cash flow	$53.4	$74.7	$57.5	$69.9	$255.5

	Q1 2002	Q2 2002	Q3 2002	Q4 2002	FY2002
Net broadcast revenues	$144.5	$173.7	$162.9	$189.4	$670.5

Operating expenses, net of barter	65.5	70.8	67.7	73.0	277.1

Program contract payments	25.7	25.7	23.8	24.7	99.9

Broadcast cash flow	$53.3	$77.2	$71.4	$91.7	$293.5

Historical Selected Balance Sheet Data:

(Dollars in thousands)

	December 31, 2002	December 31, 2001
Cash & cash equivalents	$5,327	$32,063
Total current assets	297,054	454,997
Total long term assets	2,309,719	2,834,429
Total assets	2,606,773	3,289,426

Current portion of debt	4,449	7,268
Total current liabilities	208,554	235,647
Long term portion of debt	1,547,521	1,678,362
Total long term liabilities	1,984,293	2,077,485

Minority interest in consolidated subsidiaries	2,746	4,334
Mandatorily redeemable preferred securities	200,000	200,000

Total stockholders’ equity	211,180	771,960
Total liabilities & stockholders’ equity	2,606,773	3,289,426

Non-GAAP Measurements:

The following definitions, “Broadcast cash flow, EBITDA, after tax cash flow and free cash flow” are non-GAAP financial measures, which management and the broadcast industry utilize because they believe they provide more meaningful measurements of performance and valuation for broadcast companies.  The non-GAAP measures may or may not be comparable to similar titles utilized by other broadcast companies.  The non-GAAP measures should not be considered in isolation or as a substitute for measures of performance or to represent cash provided by operating activities prepared in accordance with GAAP.  See below for reconciliations of the non-GAAP measurements to GAAP.

“Broadcast cash flow and EBITDA” are measurements utilized by lenders to measure our ability to service our debt and are utilized by industry analysts to determine a private market value of our television stations and to determine our television operating performance.

“After tax cash flow and free cash flow” are measurements utilized by industry equity analysts to determine the Company’s public market value and financial performance.

“After tax cash flow per share and free cash flow per share” are defined as after tax cash flow or free cash flow divided by diluted weighted average common and common equivalent shares outstanding.  Fiscal year 2001 weighted average shares outstanding, assuming dilution, have been revised to reflect the dilutive effect of equity put options.

Broadcast Cash Flow and EBITDA Reconciliations:

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001

Operating income	$63,700	$401	$184,630	$38,003
Depreciation of property and equipment	11,178	9,353	41,219	37,802
Amortization of acquired intangible broadcast assets and other assets	4,943	29,509	19,456	112,459
Stock based compensation	(162)	(16)	1,399	1,559
Amortization of program contract costs	31,819	37,505	125,264	110,265
Other revenue (G1440)	(1,095)	(1,529)	(4,344)	(6,925)
SG&A expenses related to G1440	902	2,509	6,051	8,910
Contract termination costs	—	—	—	5,135
Impairment of asset	—	10,600	—	16,075
Restructuring charge	—	343	—	3,700
Program contract payments	(24,748)	(23,763)	(99,922)	(91,214)
EBITDA	$86,537	$64,912	$273,753	$235,769
Corporate expenses	5,143	5,034	19,795	19,750
Broadcast Cash Flow	$91,680	$69,946	$293,548	$255,519

After Tax Cash Flow and Free Cash Flow Reconciliations:

(Dollars in thousands except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001

Net income (loss) available to common shareholders	$23,546	$(46,117)	$(574,844)	$(138,072)
Depreciation of property and equipment	11,178	9,353	41,219	37,802
Amortization of acquired intangible broadcast assets and other assets	4,943	29,509	19,456	112,459
Impairment of asset	—	10,600	—	16,075
Restructuring charge	—	343	—	3,700
Contract termination costs	—	—	—	5,135
Stock based compensation	(162)	(16)	1,399	1,559
Amortization of deferred financing costs	876	1,115	4,256	4,072
Loss (gain) on sale of assets	184	242	478	(204)
Loss (gain) on derivative instruments	(1,249)	10,180	30,939	32,220
Loss (gain) from equity investments	(246)	6,218	1,189	7,616
Extraordinary loss, net of taxes	4,885	9,511	9,831	14,210
Depreciation, amortization & deferred tax provision related to discontinued operations	—	1,281	1,405	5,420
Cumulative adjustment for change in accounting principle, net of taxes	—	—	566,404	—
Gain on sale of discontinued operations, net of taxes	—	—	(7,519)	—
Deferred tax provision (benefit) related tocontinuing operations	17,151	(15,554)	49,490	(10,730)
After tax cash flow	$61,106	$16,665	$143,703	$91,262
Amortization of program contract costs	31,819	37,505	125,264	110,265
Program contract payments	(24,748)	(23,763)	(99,922)	(91,214)
Capital expenditures	(22,172)	(6,534)	(62,909)	(29,017)
Free cash flow	$46,005	$23,873	$106,136	$81,296
Weighted average shares outstanding - assuming dilution	85,766	84,296	85,580	84,624
After tax cash flow per share	$0.71	$0.20	$1.68	$1.08
Free cash flow per share	$0.54	$0.28	$1.24	$0.96